Prospectus Supplement No. 2                     Filed Pursuant to Rule 424(b)(3)
dated May 1, 2000                                     Registration No. 333-30540
(to Prospectus dated April 24, 2000)                         Cusip No. 501242AE1


                                  $175,000,000

                       KULICKE AND SOFFA INDUSTRIES, INC.

              4 3/4% Convertible Subordinated Notes due 2006 and
            The Common Stock issuable upon conversion of the Notes


     The following table supplements and amends the information set forth on pages 30 to 33 in the prospectus under Selling Securityholders with respect to the selling securityholders and the principal amount of notes beneficially owned by such selling securityholders that may be offered and sold pursuant to the prospectus dated April 24, 2000. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.


                           Principal Amount                          Number of             Number of
                            at Maturity of                           Shares of             Shares of
                          Notes Beneficially      Percentage        Common Stock          Common Stock       Percentage of
                            Owned that May         of Notes         Owned Prior             that May          Common Stock
         Name                  Be Sold           Outstanding      to the Offering         Be Sold (1)        Outstanding (2)
----------------------------------------------------------------------------------------------------------------------------
AIG SoundShore
 Holdings Ltd.               $8,082,000              4.6%             176,466               176,466                *
----------------------------------------------------------------------------------------------------------------------------
AIG SoundShore
 Opportunity Holding
 Fund Ltd.                    2,000,000              1.1               43,669                43,669                *
----------------------------------------------------------------------------------------------------------------------------

* Less than 1%

(1) Assumes conversion of all of the holder's notes at a conversion price of $45.7993 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes-Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 24,020,358 shares of common stock outstanding as of April 14, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes.
     However, we did not assume the conversion of any other holder's notes.

     Because the selling securityholders listed above and in the prospectus under the caption Selling Securityholders may, pursuant to the prospectus, as supplemented, offer all or some portion of the notes, no estimate can be given as to the amount of notes that will be held by the selling securityholders upon termination of any such sales.

     Furthermore, the selling securityholders identified in the table set forth in the prospectus under the caption Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided us with information regarding their notes or common stock, and we have not made any independent inquiries as to the foregoing.

     Unless otherwise noted, all information provided in this prospectus supplement is as of May 1, 2000.